Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER FFO OF $1.18 PER SHARE

Fourth Quarter Highlights

•                  Increased full year 2006 FFO to $4.61 per share (diluted), an increase of 10.8% over the prior year.

•                  Increased fourth quarter FFO to $1.18 per share (diluted) from $1.02 during the fourth quarter of 2005, an increase of 15.7%.

•                  Net income available to common stockholders in the fourth quarter of 2006 totaled $0.62 per share (diluted) and $4.38 per share for the full year 2006.

•                  Increased quarterly common stock dividend by 16.7% to $0.70 per share.

•                  Obtained stockholder approval to acquire Reckson Associates Realty Corp. (NYSE: RA) for approximately $6.0 billion and closed on January 25, 2007.  Simultaneously sold approximately $2.0 billion of Reckson assets.  In connection with this transaction, we issued approximately 9.0 million common shares, closed on a three-year $500.0 million term loan, $298.0 million of new mortgage financing and assumed $1.3 billion of Reckson’s unsecured notes.

•                  Increased the capacity on our unsecured line of credit by $300.0 million to $800.0 million.

•                  Increased average office starting rents by 28.7% over previously fully escalated rents reflecting continued growth in rents for office leases signed during the fourth quarter.

•                  Signed 38 office leases totaling 452,497 square feet during the fourth quarter.

•                  Finished the quarter at 97.0% occupancy, up from 96.1% at the end of the third quarter.

•                  Recognized combined same-store GAAP NOI growth of 16.4% during the fourth quarter.

•                  Recognized approximately $8.8 million of incentive fees in connection with the resolution of the joint ventures with Morgan Stanley, including the venture that owned 485 Lexington Avenue.

•                  Issued 3,998,100 shares of common stock in November 2006 raising net proceeds of approximately $532.1 million.

•                  Sold a 49.9% partnership interest in 521 Fifth Avenue, valuing the property at approximately $240.0 million and recognized gain of approximately $3.5 million.

•                  Invested $109.5 million in 800 Third Avenue through loans secured by up to 47% of the interests in the property’s ownership, with an option to convert the loan to an equity interest.

•                  Originated $97.1 million of structured finance investments with an initial yield of 9.23%.

•                  Received $11.5 million in dividends and fees from our investment in, and management arrangements with, Gramercy Capital Corp. (NYSE: GKK), or Gramercy, including a $3.0 million incentive fee earned during the quarter.

Summary

New York, NY, January 29, 2007 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $60.5 million, or $1.18 per share, for the fourth quarter ended December 31, 2006, a 15.7% increase over the same quarter in 2005.  The Company also reported FFO of $4.61 per share for the year ended December 31, 2006, a 10.8% increase over the same period in 2005, which was $4.16 per share.

Net income available to common stockholders totaled $29.4 million, or $0.62 per share, for the fourth quarter and $200.8 million, or $4.38 per share, for the year ended December 31, 2006, an increase of $8.5 million and $63.3 million over the respective periods in 2005.  Full-year 2006 results include gains on sale of $2.12 per share compared to gains on sale of $1.04 per share in 2005.

All per share amounts are presented on a diluted basis.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Millions except per share)	2006	2005	2006	2005
Funds from operations	$60.5	$46.9	$223.6	$189.5
- per share (diluted)	$1.18	$1.02	$4.61	$4.16
Net income	$29.4	$20.8	$200.8	$137.5
- per share (diluted)	$0.62	$0.48	$4.38	$3.20

Operating and Leasing Activity

For the fourth quarter of 2006, the Company reported revenues and EBITDA of $159.5 million and $88.1 million, respectively, increases of $49.4 million, or 44.9%, and $25.8 million, or 41.4%, respectively, over the same period in 2005, largely due to strong leasing activity at 461 Fifth Avenue, 673 First Avenue and 521 Fifth Avenue as well as 2006 acquisitions, including 521 Fifth Avenue (March 2006), 609 Fifth Avenue (June 2006) and an investment in 717 Fifth Avenue (September 2006).  Same-store GAAP NOI on a combined basis increased by 16.4% for the fourth quarter when compared to the same quarter in 2005, with the wholly-owned properties increasing 22.3% to $52.1 million during the fourth quarter and the joint venture properties increasing 5.5% to $24.7 million.

Average starting office rents of $61.99 per rentable square foot for the fourth quarter represented a 28.7% increase over the previously fully escalated rents.

Occupancy for the portfolio increased from 96.1% at September 30, 2006 to 97.0% at December 31, 2006.  During the quarter, the Company signed 47 leases totaling 458,376 square feet, with 38 leases and 452,497 square feet representing office leases.  For the year, the Company leased approximately 2.1 million square feet.

Significant leasing activities during the fourth quarter included:

•                  Additional expansion with Morgan Stanley and Co., Inc. for approximately 110,948 square feet at 1221 Avenue of the Americas.

•                  Expansion with New York Presbyterian Hospital for approximately 65,096 square feet at 673 First Avenue.

•                  New lease with Novantas, LLC for approximately 41,147 square feet at 485 Lexington Avenue.

•                  New lease with Clarins USA, Inc. for approximately 37,925 square feet at One Park Avenue.

Real Estate Investment Activity

During the fourth quarter of 2006, the Company announced new investments totaling approximately $6.9 billion.

Investment activity announced during the fourth quarter included:

•                  In January 2007, the Company acquired Reckson Associates Realty Corp. for approximately $6.0 billion.  The transaction includes the acquisition of thirty properties encompassing approximately 9.2 million square feet, of which 5 properties encompassing approximately 4.2 million square feet are located in Manhattan.  Simultaneously, the Company also sold approximately $2.0 billion of the Reckson assets to an asset purchasing venture which includes certain members of Reckson’s senior management.

•                  In December 2006, the Company invested approximately $109.5 million in 800 Third Avenue through the origination of a loan secured by up to 47% of the interests in the property’s ownership, with an option to convert the loan to an equity interest. Certain existing members have the right to re-acquire approximately 4% of the property’s equity.  The investment values the midtown Manhattan office property at $285.0 million.  SL Green will control a minority interest in the property in a joint venture with the remaining existing owners. 800 Third Avenue is a 40-story Class A office building located in the Grand Central submarket. Joseph P. Day Realty Corp. will continue to operate and lease the property in partnership with SL Green.

•                  In December 2006, the Company purchased interests in 485 Lexington Avenue from its partners, The City Investment Fund (CIF) and The Witkoff Group, resulting in majority ownership and control of the property. As a result of the acquisition of interests from CIF and The Witkoff Group, SL Green’s ownership interest in 485 Lexington Avenue is 87%.  The transaction values the property at

$578 million compared to $225 million or $244 per square foot when first acquired in 2004.  In addition, SL Green originated a loan secured by CIF’s remaining ownership stake.  SL Green also acquired an option from CIF to purchase its remaining equity interest.

•                  During the fourth quarter of 2006, SL Green sold to CIF a 49.9% interest in the entity that owns the leasehold interest in 521 Fifth Avenue.  The sale of the interest in the property, which encompasses approximately 460,000 square feet, valued the property at $240.0 million.  This sale generated a gain of approximately $3.5 million, or $0.07 per share.

Financing and Capital Activity

In November 2006, the Company sold 3,998,100 shares of its common stock for net proceeds, after deducting underwriting discounts, commissions and transaction expenses, of approximately $532.1 million.

In January 2007, the Company exercised the accordian feature in their unsecured revolving line of credit. As a result, the capacity under the unsecured revolver increased by $300.0 million to $800.0 million.

In January 2007, the Company issued approximately 9.0 million common shares, closed on $298.0 million of new mortgage financing, assumed approximately $238.6 million of mortgage debt, approximately $967.8 million of unsecured notes and approximately $287.5 million of convertible debt in connection with the acquisition of Reckson.

Structured Finance Activity

The Company’s structured finance investments totaled $445.0 million on December 31, 2006, an increase of approximately $97.5 million over the balance at September 30, 2006. The structured finance investments currently have a weighted average maturity of 7.4 years.  The weighted average yield for the quarter ended December 31, 2006 was 10.45%, compared to a yield of 10.32% for the quarter ended September 30, 2006.

During the fourth quarter 2006, the Company originated $97.1 million of structured finance investments with an initial yield of 9.23%.  There were no redemptions during the quarter.

Investment In Gramercy Capital Corp.

At December 31, 2006, the book value of the Company’s investment in Gramercy totaled $118.6 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $7.9 million for the quarter ended December 31, 2006, including an incentive fee of $3.0 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  For the year ended December 31, 2006, the Company earned $24.3 million in fees from Gramercy.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $5.1 million and $16.0 million for the quarter and year ended December 31, 2006, respectively, compared to $3.2 million and $9.1 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended December 31, 2006, the Company’s MG&A includes approximately $1.9 million of costs associated with Gramercy as well as approximately $10.0 million of additional incentive compensation expense.  The Company’s board of directors elected to convey this additional incentive compensation to various senior executives in recognition of their extraordinary efforts in 2006, including the approval of the Reckson merger, as well as, the Company’s sector leading performance.

Dividends

During the fourth quarter of 2006, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.70 per share of common stock. Dividends were paid on January 12, 2007 to stockholders of record on the close of business on December 29, 2006.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period October 15, 2006 through and including January 14, 2007. Distributions were made on January 12, 2007 to stockholders of record on the close of business on December 29, 2006. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, January 30, 2007 at 2:00 p.m. ET to discuss fourth quarter and full year 2006 financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s web site.

The live conference will be webast in listen-only mode on the Company’s web site at www.slgreen.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 203-3436 Domestic or (617) 213-8849 International, using pass code SL Green.

A replay of the call will be available through Tuesday, February 06, 2007 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 44713455.

Supplemental Information

The Supplemental Package outlining fourth quarter 2006 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.  As of December 31, 2006, the Company owned 28 office properties totaling 19.0 million square feet. The Company’s retail space ownership totals 296,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 7 and 9 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue:
Rental revenue, net	$101,230	$74,345	$365,135	$285,316
Escalations & reimbursement revenues	16,881	16,186	68,053	55,739
Preferred equity and investment income	15,210	11,266	61,982	44,989
Other income	26,215	8,337	57,107	38,142
Total revenues	159,536	110,134	552,277	424,186

Equity in net income from unconsolidated joint ventures	10,537	10,706	40,780	49,349

Expenses:
Operating expenses	32,255	26,937	125,912	99,464
Ground rent	5,463	5,162	20,150	19,250
Real estate taxes	18,591	14,484	75,204	58,037
Marketing, general and administrative	25,669	11,965	65,741	44,215
Total expenses	81,978	58,548	287,007	220,966

Earnings Before Interest, Depreciation and Amortization (EBITDA)	88,095	62,292	306,050	252,569
Interest expense	29,834	20,100	96,349	77,353
Amortization of deferred financing costs	1,329	875	4,425	4,461
Depreciation and amortization	21,592	15,869	75,085	58,648
Net income from Continuing Operations	35,340	25,448	130,191	112,107
Income from Discontinued Operations, net of minority interests	—	1,976	4,217	6,506
Gain on sale of Discontinued Operations, net of minority interests	—	—	93,976	33,875
Equity in net gain on sale of interest in unconsolidated joint venture	—	—	—	11,550
Gain on sale of real estate interest	3,451	—	3,451	—
Minority interests	(4,464)	(1,619)	(11,116)	(6,619)
Preferred stock dividends	(4,969)	(4,969)	(19,875)	(19,875)
Net income available to common shareholders	$29,358	$20,836	$200,844	$137,544

Net income per share (Basic)	$0.62	$0.49	$4.50	$3.29
Net income per share (Diluted)	$0.62	$0.48	$4.38	$3.20

Funds From Operations (FFO)
FFO per share (Basic)	$1.22	$1.05	$4.75	$4.28
FFO per share (Diluted)	$1.18	$1.02	$4.61	$4.16

FFO Calculation:
Net income from continuing operations	$35,340	$25,448	$130,191	$112,107
Add:
Depreciation and amortization	21,592	15,869	75,085	58,648
FFO from Discontinued Operations	—	2,600	5,172	9,002
FFO adjustment for Joint Ventures	8,808	8,130	34,049	30,412
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(19,875)	(19,875)
Depreciation of non-real estate assets	(241)	(204)	(988)	(781)
FFO before minority interests – BASIC and DILUTED	$60,530	$46,874	$223,634	$189,513

Basic ownership interest
Weighted average REIT common shares for net income per share	46,993	42,148	44,593	41,793
Weighted average partnership units held by minority interests	2,697	2,448	2,511	2,499
Basic weighted average shares and units outstanding for FFO per share	49,690	44,596	47,104	44,292
Diluted ownership interest
Weighted average REIT common share and common share equivalents	48,463	43,372	45,984	43,005
Weighted average partnership units held by minority interests	2,697	2,448	2,511	2,499
Diluted weighted average shares and units outstanding	51,160	45,820	48,495	45,504

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$439,986	$288,239
Buildings and improvements	2,111,970	1,440,584
Building leasehold and improvements	490,995	481,891
Property under capital lease	12,208	12,208
	3,055,159	2,222,922
Less accumulated depreciation	(279,436)	(219,295)
	2,775,723	2,003,627
Cash and cash equivalents	117,178	24,104
Restricted cash	252,272	60,750
Tenant and other receivables, net of allowance of $11,079 and $9,681 in 2006 and 2005, respectively	34,483	23,722
Related party receivables	7,195	7,707
Deferred rents receivable, net of allowance of $10,925 and $8,698 in 2006 and 2005, respectively	96,624	75,294
Structured finance investments, net of discount of $14,804 and $1,537 in 2006 and 2005, respectively	445,026	400,076
Investments in unconsolidated joint ventures	686,069	543,189
Deferred costs, net	97,850	79,428
Other assets	119,807	91,880
Total assets	$4,632,227	$3,309,777

Liabilities and Stockholders’ Equity
Mortgage notes payable	$1,190,379	$885,252
Revolving credit facility	—	32,000
Term loans	525,000	525,000
Accrued interest	10,008	7,711
Accounts payable and accrued expenses	138,181	87,390
Deferred revenue/gain	43,721	25,691
Capitalized lease obligation	16,394	16,260
Deferred land lease payable	16,938	16,312
Dividend and distributions payable	40,917	31,103
Security deposits	27,913	24,556
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	2,109,451	1,751,275
Commitments and contingencies	—	—
Minority interest in other partnerships	56,162	25,012
Minority interest in operating partnership	71,731	74,049
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at December 31, 2006 and 2005, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2006 and 2005, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 49,840 and 42,456 issued and outstanding at December 31, 2006 and 2005, respectively	498	425
Additional paid - in capital	1,809,893	959,858
Accumulated other comprehensive income	13,971	15,316
Retained earnings	322,219	235,540
Total stockholders’ equity	2,394,883	1,459,441
Total liabilities and stockholders’ equity	$4,632,227	$3,309,777

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2006	2005
Operating Data: (1)
Net rentable area at end of period (in 000’s)	19,000	18,200
Portfolio percentage leased at end of period	97.0%	96.7%
Same-Store percentage leased at end of period	97.4%	96.5%
Number of properties in operation	28	28

Office square feet leased during quarter (rentable)	452,497	963,087
Average mark-to-market percentage-office	28.7%	20.3%
Average starting cash rent per rentable square foot-office	$61.99	$46.89

(1)           Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Earnings before interest, depreciation and amortization (EBITDA):	$88,095	$62,292	$306,050	$252,569
Add:
Marketing, general & administrative expense	25,669	11,965	65,741	44,215
Operating income from discontinued operations	—	2,601	5,174	9,191
Less:
Non-building revenue	(32,607)	(16,528)	(100,058)	(70,871)
Equity in net income from joint ventures	(10,537)	(10,706)	(40,780)	(49,349)
GAAP net operating income (GAAP NOI)	70,620	49,624	236,127	185,755

Less:
Operating income from discontinued operations	(—)	(2,601)	(5,174)	(9,191)
GAAP NOI from other properties/affiliates	(18,493)	(4,410)	(44,533)	(11,241)
Same-Store GAAP NOI	$52,127	$42,613	$186,420	$165,323

*              See page 7 for a reconciliation of FFO and EBITDA to net income.